Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
April 21, 2004

MIDWEST AIR GROUP REPORTS FIRST QUARTER RESULTS

Summary: First Quarter 2004 vs. First Quarter 2003

•	Operating revenue increased 8% to $101.3 million
•	Operating loss improved 43% to $10.2 million
•	Net loss improved 42% to $6.9 million, a loss of $0.39 per share
•	Operating results were negatively impacted by $1.1 million (pre-tax), or $0.04 per share, from costs associated with the disposition of DC-9 aircraft
•	Higher fuel prices negatively impacted operating results by $1.3 million, or $0.05 per share

Milwaukee, Wisconsin, April 21, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported financial results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations. Company management will discuss the results in a conference call with industry analysts and institutional investors at 12 p.m. Central time on Wednesday, April 21. The discussion will be available simultaneously in a listen-only mode and for at least the following 30 days at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MEH&script=2100.

“We are seeing positive effects from our financial restructuring efforts,” said Timothy E. Hoeksema, chairman and chief executive officer. “Midwest Air Group reported a profit in March, however we were unable to overcome what is typically a weak quarter, exacerbated this year by the poor revenue environment and the highest fuel prices in our 20-year history. And Midwest Airlines’ new Saver Service outperformed our expectations and, in fact, contributed positively to our results in the quarter.”

Comparing first quarter 2004 to first quarter 2003, operating revenue increased 7.7% to $101.3 million. Operating results improved 43.0% to a $10.2 million loss from a $17.9 million loss, while net loss improved 41.7% to $6.9 million from $11.8 million in the same quarter a year ago. Per share results improved 48.7% to a $0.39 loss from a $0.76 loss in the first quarter of 2003. First quarter 2004 results include $1.1 million (pre-tax) from costs related to the disposition of DC-9 aircraft.

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At Midwest Airlines, revenue per scheduled service available seat mile decreased 12.1% in the quarter; a 2.5 percentage point increase in load factor could not offset a 15.7% decrease in revenue yield. Load factor improved despite a 19.5% increase in capacity, while yields were affected by lower business fares, the overall depressed pricing environment, increased competition and Midwest Airlines Saver Service. Saver Service – the high-volume, leisure-oriented product the airline launched in August – positively impacted load factor with increased traffic stimulated by lower fares.

Midwest Airlines’ per-gallon fuel costs increased 6.2% in the quarter from a year earlier. Into-plane fuel prices were $1.17 per gallon, up $0.07 per gallon, resulting in a $1.2 million (pre-tax) unfavorable price variance compared with the prior year and increasing per share loss by $0.05.

Cost per available seat mile (unit costs) at Midwest Airlines decreased 18.0% (19.1% holding fuel price constant) compared with first quarter 2003, due to the introduction of Saver Service and cost-reduction initiatives related to labor, ticket distribution and dining services.

At Midwest Connect, revenue per scheduled service available seat mile increased 24.9% in the quarter. Capacity decreased 15.3% as schedule changes were implemented to reduce average flight lengths on the regional jet aircraft and better align capacity with demand. These changes were the primary drivers of a 3.7 percentage point improvement in load factor and a 14.9% increase in revenue yield. Cost per available seat mile increased 8.3% (7.8% holding fuel price constant) compared with first quarter 2003, as cost reduction initiatives were offset by the impact of the capacity decline and the shorter flight lengths. Midwest Connect into-plane fuel prices were $1.20 per gallon in the first quarter, up $0.03 per gallon, generating an unfavorable $0.1 million (pre-tax) price variance compared with the prior year.

Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to measure and monitor company performance absent fuel price volatility. (See reconciliation table.)

The company ended the quarter with $101.3 million in unrestricted cash, compared with $88.3 million at December 31, 2003. Capital spending in the quarter totaled $1.6 million and was primarily associated with the acquisition of additional spare parts for the Boeing 717 fleet. Total 2004 capital spending is projected at $7.5 million.

In the first quarter:

•	Midwest Airlines reported it had topped baggage-handling statistics of the major U.S. airlines in 2003. Midwest’s rate of 2.00 mishandles per 1,000 passengers easily outpaced the industry average of 4.19. Other individual carriers posted mishandle rates ranging from 2.56 to 15.41.

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•	Midwest Airlines was awarded slot exemptions by the U.S. Department of Transportation that enable it to offer an additional daily roundtrip between Kansas City International Airport and Ronald Reagan Washington National Airport. Service is expected to begin in July.
•	Midwest Airlines placed three additional Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 14.
•	Skyway Airlines confirmed it is in discussions with Delta Air Lines, Inc. to operate the Fairchild 328JET fleet of Delta Connection, Inc. The discussions represent the first step toward potential expansion of Skyway’s business model to operate aircraft for other airlines; Skyway has primarily provided connections to Midwest Airlines while operating as Midwest Connect.
•	Skyway Airlines earned highest honors in the Federal Aviation Administration’s Aviation Maintenance Technician awards program. Skyway has received the Diamond Award, which recognizes exemplary training of maintenance technicians, for seven consecutive years.
•	Skyway Airlines, operating as Midwest Connect, added an additional daily roundtrip flight to its Milwaukee-Muskegon, Mich., service.

In the second quarter:

•	On April 1, the U.S. Department of Transportation accepted Skyway Airlines’ bid to provide Essential Air Service between Milwaukee and Escanaba, Mich. Skyway currently provides service in the market; the DOT order is retroactive to August 2003.
•	Midwest Airlines will launch new and increased service from Milwaukee: May 1 – new seasonal Signature Service to San Francisco via Kansas City; May 9 – new seasonal San Francisco Saver Service; June 1 – increased seasonal Los Angeles Saver Service; June 17 – increased Philadelphia and seasonal Boston Signature Service.
•	In June Midwest Airlines will add an additional Boeing 717 aircraft to its fleet.

“We have achieved the strongest liquidity position in our history, and are continuing to work toward returning to profitability and sustained growth by taking advantage of opportunities to rebuild and grow as the market rebounds,” Hoeksema concluded. “Barring unforeseen circumstances, we expect to report a modest profit in the second quarter.”

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to successful negotiation of arrangements, uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attack.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2004	2003	% Change
Operating revenues:
Passenger service	$83,931	$79,929	5.0%
Cargo	1,063	1,284	(17.2%)
Other	16,316	12,845	27.0%

Total operating revenues	101,310	94,058	7.7%

Operating expenses:
Salaries, wages and benefits	35,058	38,983	(10.1%)
Aircraft fuel and oil	24,547	24,720	(0.7%)
Commissions	2,442	3,381	(27.8%)
Dining services	1,962	3,261	(39.8%)
Station rental, landing and other fees	11,002	11,181	(1.6%)
Aircraft maintenance materials and repairs	8,635	7,938	8.8%
Depreciation and amortization	4,521	5,357	(15.6%)
Aircraft rentals	9,855	6,402	53.9%
Other	13,502	10,757	25.5%

Total operating expenses	111,524	111,980	(0.4%)

Operating loss	(10,214)	(17,922)	(43.0%)

Other (expense) income:
Interest income	350	304	15.1%
Interest expense	(943)	(488)	93.2%
Other, net	(4)	(1)	300.0%

Total other expense	(597)	(185)	222.7%

Loss before income tax credit	(10,811)	(18,107)	(40.3%)
Income tax credit	(3,947)	(6,337)	(37.7%)

Net loss	$(6,864)	$(11,770)	(41.7%)

Loss per common share – basic	$(0.39)	$(0.76)	(48.7%)

Loss per common share – diluted	$(0.39)	$(0.76)	(48.7%)

Weighted average shares – basic	17,405,889	15,512,298
Weighted average shares – diluted	17,405,889	15,512,298

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended March 31,
	2004	2003	% Change
Midwest Airlines
Cost per available seat mile (CASM)	$0.0959	$0.1170	(18.0%)
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0012)	N/A

CASM holding fuel rate constant	$0.0947	$0.1170	(19.1%)
Midwest Connect
Cost per available seat mile	$0.2320	$0.2143	8.3%
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0009)	N/A

CASM holding fuel rate constant	$0.2311	$0.2143	7.8%

Midwest Air Group, Inc.
Operating Statistics

	Three Months Ended March 31,
	2004	2003	% Change
Midwest Airlines Operations
Origin & Destination Passengers	553,208	454,723	21.7
Scheduled Service Revenue Passenger
Miles (000s)	584,077	468,740	24.6
Scheduled Service Available Seat
Miles (000s)	917,782	767,751	19.5
Total Available Seat Miles (000s)	967,319	783,655	23.4
Load Factor (%)	63.6%	61.1%	2.5	pts.
Revenue Yield	$0.1161	$0.1378	(15.7)
Revenue per Schd. Svc. ASM (1)	$0.0774	$0.0881	(12.1)
Total Cost per Total ASM	$0.0959	$0.1170	(18.0)
Average Passenger Trip Length (miles)	1,056	1,031	2.4
Number of Flights	9,507	10,217	(6.9)
Into-plane Fuel Cost per Gallon	$1.171	$1.102	6.2
Full-time Equivalent Employees at
End of Period	1,983	2,226	(10.9)
Aircraft in Service at End of Period	29	33	(12.1)
Midwest Connect Operations
Origin & Destination Passengers	150,911	133,777	12.8
Scheduled Service Revenue Passenger
Miles (000s)	42,036	45,969	(8.6)
Scheduled Service Available Seat
Miles (000s)	85,303	100,732	(15.3)
Total Available Seat Miles (000s)	85,303	100,776	(15.4)
Load Factor (%)	49.3%	45.6%	3.7	pts.
Revenue Yield	$0.3829	$0.3332	14.9
Revenue per Schd. Svc. ASM (1)	$0.1945	$0.1557	24.9
Total Cost per Total ASM	$0.2320	$0.2143	8.3
Average Passenger Trip Length (miles)	279	344	(18.9)
Number of Flights	13,498	14,179	(4.8)
Into-plane Fuel Cost per Gallon	$1.203	$1.176	2.3
Full-time Equivalent Employees at
End of Period	646	606	6.6
Aircraft in Service at End of Period	24	25	(4.0)

(1) Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Total Cost per Total ASM, Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.